EXHIBIT 99.1
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AMLI                                      125 South Wacker Drive
RESIDENTIAL                               Chicago, Illinois 60606

                                          Phone:      312.443.1477
                                          Fax:        312.443.0909
                                          www.amli.com

PRESS RELEASE

FOR IMMEDIATE RELEASE
---------------------

February 1, 2005                    For More Information, Contact:

                                    Robert J. Chapman,
                                    Chief Financial Officer
                                    (312) 984-6845


                AMLI RESIDENTIAL ANNOUNCES FOURTH QUARTER AND
              FULL-YEAR OPERATING RESULTS AND DECLARES DIVIDEND


(CHICAGO, IL) AMLI RESIDENTIAL PROPERTIES TRUST (NYSE: AML) announces today operating results for the fourth quarter and full year ended December 31, 2004.

EARNINGS
--------

Net income for the quarter and year ended December 31, 2004 was $1,168,000 and $62,425,000 respectively, as compared to $13,533,000 and $26,104,000, respectively, in the year earlier periods. Diluted Earnings Per Share ("EPS") for the quarter ended December 31, 2004 was ($0.03), compared to $0.54 for the same period a year earlier. For the year ended December 31, 2004, EPS was $2.05, compared to $0.98 for the comparable period of 2003. The changes in net income and EPS between periods are primarily the result of (i) the differences in the amount of reportable gains on sales due to the volume and timing of disposition activity (ii) additional depreciation expense in 2004, particularly in the fourth quarter, due to the amortization associated with the accounting for in-place leases related to the purchase of apartment communities; and (iii) allocations of earnings to the Company's preferred shareholders in accordance with a new accounting pronouncement adopted in the second quarter of 2004.

Funds From Operations ("FFO") for the fourth quarter of 2004 were $14,295,000, or $0.46 per common share, compared to $15,025,000, or $0.55 per common share, for the fourth quarter of 2003, a per share decrease of 16.4%. Actual results for the quarter were consistent with AMLI's most recent guidance and equal to First Call's most recent estimate. The year over year change in FFO per share is attributable to a number of factors including significantly higher general and administrative costs primarily relating to audit compliance with Section 404 of The Sarbanes-Oxley Act of 2002 and higher interest costs as the Company converted a portion of its short-term floating rate debt to longer-term fixed rates in 2004.

FFO for the year ended December 31, 2004 was $60,646,000, or $2.01 per share, compared to $54,215,000, or $2.12 per share, for the year ended December 31, 2003, a per share decrease of 5.2%. Much of the FFO per share decrease for the full year 2004 compared to the full year 2003 is attributable to the same factors that influenced the comparison between the fourth quarters of 2004 and 2003. In addition, FFO per share reflected additional dilution caused by investing more slowly than originally anticipated the proceeds of the Company's first quarter public common share offering.

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"2004 was a positive year of transition for AMLI as we successfully executed our strategic plan," commented Gregory T. Mutz, AMLI Chairman and CEO. "We improved the overall quality of our portfolio by moving aggressively on our "B to A" investment strategy, diversifying the source of community NOI within our existing markets and adding a new market, Southeast Florida, our ninth. On the balance sheet front, we locked in long term financing at low interest rates and we reduced leverage." Mr. Mutz continued, "With respect to community operations, we maintained a high level of occupancy and very stable rental rates throughout the year. AMLI has an excellent foundation on which to build as economic conditions continue to improve."

FOURTH QUARTER ACTIVITIES
-------------------------

In October, AMLI completed the purchase of AMLI at Kirkland Crossing (formerly the Preserve at Kirkland Crossing), a 266-unit apartment community in Aurora, Illinois. In November, AMLI acquired the 75% interests that it did not already own in AMLI at Wynnewood Farms (Overland Park, Kansas) and AMLI at Lake Clearwater (Indianapolis, Indiana) from the New York State Common Retirement Fund, a large public pension plan advised by Heitman Capital Management, LLC.

In December, AMLI closed on a $110 million unsecured loan with a bank group that includes Wells Fargo Bank, N.A., as Administrative Agent, PNC Bank National Association, Commerzbank AG, and Comerica Bank. AMLI also entered into interest rate swap agreements for the period July 1, 2005 through December 20, 2009 effectively fixing the interest rate on $100 million of the variable-rate term loan at a rate of 3.99% plus the loan spread, or 4.99%.

SAME COMMUNITY RESULTS
----------------------

On a combined same community basis, which includes both wholly-owned and co-investment communities (at 100%), for the quarter ended December 31, 2004 versus the prior year's comparable quarter, total community revenue increased 0.5% (reflecting an increase in weighted average occupancy of 0.5% to 93.6% and weighted average collected revenue per occupied unit decreased slightly by 0.1%), operating expenses increased 0.5%, and net operating income ("NOI") increased 0.5%.

Comparing the fourth quarter of 2004 to the preceding quarter, total community revenue decreased by 1.7% (reflecting a decrease in weighted average occupancy of 0.4% and a decrease in weighted average collected revenue per occupied unit of 1.3%), operating expenses decreased 6.9%, and NOI increased 2.2%. The sequential decrease in revenue was the first after four consecutive quarterly increases, in part reflecting traditional seasonal adjustments that typical occur late each year.

For the full year 2004, total community revenue, operating expenses and net operating income decreased 0.2%, increased 1.0% and decreased 1.0%, respectively, compared to the full year 2003, consistent with AMLI's full year 2004 guidance in December 2003.

SUBSEQUENT EVENTS
-----------------

In January, AMLI purchased AMLI at Lantana Hills (formerly the Hills of Lantana) in Austin, Texas and sold AMLI at Chase Oaks in Dallas, Texas.

OUTLOOK
-------

AMLI's current expectation for full year 2005 FFO per share is in the range of $1.94 to $2.10 per share (generally plus or minus $0.02 per share per quarter based on current mid-range estimates of $0.43, $0.51, $0.53 and $0.55 per share per quarter and a mid-point of $2.02 per share).


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The following chart reconciles AMLI's 2005 FFO per share guidance to EPS:

                                                               Full
                           Q1       Q2       Q3       Q4       Year
                         ------   ------   ------   ------   ------
EPS per Common Share      $0.73    $0.02    $0.17    $1.80    $2.71
Gains on Sales           ($0.83)  ($0.02)  ($0.10)  ($1.68)  ($2.62)
Depreciation              $0.45    $0.45    $0.40    $0.35    $1.64
Adjustment for
  Preferred Shares        $0.08    $0.06    $0.06    $0.08    $0.29
FFO per Share             $0.43    $0.51    $0.53    $0.55    $2.02

DIVIDEND
--------

Yesterday, the Board of Trustees declared a quarterly dividend of $0.48 per common share. This dividend is payable on February 22, 2005 to all common shareholders of record as of February 11, 2005 and is based on an annual dividend rate of $1.92 per common share.

CONFERENCE CALL
---------------

AMLI will hold a conference call on Wednesday, February 2, 2005 at 3:30 p.m. Eastern Time. The toll-free number for the call is (800) 946-0706 -
Passcode: AMLI, and should be accessed approximately 5 minutes prior to conference time. A live webcast of the conference call will also be available in the 'Company Info' section on AMLI's website (http://www.amli.com/comp/) and at http://www.streetevents.com. Additionally, an on-line replay of the webcast will be available for 60 days following the call.

SUPPLEMENTAL INFORMATION
------------------------

AMLI produces Quarterly Supplemental Information that provides detailed information regarding the Company's activities during the quarter. The Fourth Quarter Supplemental Information is available in the 'Company Info' section on our website (http://www.amli.com/comp/) under 'Shareholder Reports.'

DEFINITIONS
-----------

This press release and the Quarterly Supplemental Information described above contain certain non-GAAP ("Generally Accepted Accounting Principles") information that is generally provided by most publicly-traded residential REITs. AMLI uses this information internally to measure its performance and/or liquidity and to compare its performance to other REITs in its peer group, and believes that this information may be of interest and use to the investment community for the same reason.

Except where indicated, community revenue, community expenses, net operating income ("NOI") and earnings before interest, taxes, depreciation and amortization ("EBITDA") are computed based on various line items included in our consolidated statements of income prepared in accordance with GAAP. Where indicated, this information is presented on a basis that includes AMLI's proportionate share of the non-GAAP financial measures of its co-investment partnerships.

Reconciliations of all non-GAAP financial measures to GAAP financial measures are included in the Company's Quarterly Supplemental Financial information, primarily pages 18 and 19.

EBITDA is NOI (including AMLI's proportionate share of the NOI of its co-investment partnerships) plus all fees and interest income and income from the Service Companies and gains or losses from sales or valuation of land and other income, less general and administrative expense.


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FUNDS FROM OPERATIONS ("FFO") is EBITDA less interest expense (including
AMLI's proportionate share of the interest expense of its co-investment partnerships and amortization of deferred financing expense) and any income taxes. FFO computed in this manner is equal to FFO as defined in NAREIT's white paper, which definition is "net income (computed in accordance with GAAP), excluding gains from sales of communities, plus depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and affiliates."

Additional definitions can be found in the Quarterly Supplemental
Information.

ABOUT AMLI
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The AMLI<registered trademark> portfolio currently includes 74 apartment communities containing 27,608 apartment homes, with an additional 1,854 apartment homes under development or in lease-up in five locations. AMLI is focused on the development, acquisition and management of institutional quality multifamily communities in the Southeast, Southwest, Midwest and Mountain regions of the U.S. AMLI Residential also serves as institutional advisor and asset manager for large pension funds, tax-exempt foundations and other financial institutions through AMLI's co-investment business. AMLI employs approximately 850 people who are dedicated to achieving AMLI's mission--Provide An Outstanding Living Environment For Our Residents. More information on AMLI is available at http://www.amli.com.

FORWARD-LOOKING STATEMENTS
--------------------------

Certain matters discussed in this press release are forward-looking statements within the meaning of Federal Securities Law. Although the Company believes expectations reflected in such forward looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking statements can be identified by the Company's use of the words "project," "believe," "expect," "anticipate," "intend," "estimate," "assume," and other similar expressions that predict or indicate future events, achievements or trends or that do not relate to historical matters.

The Company does not assure the future results or outcome of the matters described in forward-looking statements; rather, these statements merely reflect the Company's current expectations of the approximate outcomes of the matters discussed. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond the Company's control. The reader is cautioned to make his/her own judgment with regard to the statements discussed in this press release and the assumption noted by the Company herein.

The Company is making forward-looking statements because it believes investors, analysts and others, many of whom prepare models and projections of the Company's performance, are interested in the Company's current estimates of its future activities. The Company advises such parties to make their own determination of any relevant or material assumption used by them.

Many factors may cause the Company's actual performance in any period or periods to differ materially from the anticipated future performance expressed or implied by these forward-looking statements. Certain of the factors that could cause the Company's actual performance to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to, general economic conditions, local real estate conditions, the timely development and lease-up of communities, other risks detailed from time to time in the Company's SEC reports, including the annual report on form 10-K for the year ended December 31, 2003.

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